Exhibit 2.2

AGREEMENT REGARDING
REPRESENTATIONS AND WARRANTIES

This Agreement Regarding Representations and Warranties (this “Agreement”) is entered into as of November 20, 2009, by and between Ridgewood Renewable Power, LLC (“Ridgewood”), a New Jersey limited liability company, the Sellers listed on Schedule 1 hereto (the “Sellers”) and KEI (USA) Power Management Inc., a Delaware corporation (“KEI”) and the other Buyers listed on Schedule 1 hereto (collectively, the “Buyers”) (Ridgewood, the Sellers and the Buyers are collectively referred to as the “Parties”).

PRELIMINARY STATEMENT

The Buyers and the Sellers have entered into a Purchase and Sale Agreement (the “PSA”) dated on or about the date hereof.  This Agreement is entered into pursuant to Section 9.1(l) of the PSA, which provides that, as a condition to closing, the Sellers are required to deliver certain limited indemnities from Ridgewood, and pay the cost of an insurance policy as to certain representations and warranties of the Sellers, a copy of which is attached hereto as Exhibit A (the “R&W Insurance Policy”).   In order to induce the Buyers to execute the PSA and proceed to Closing (as defined in the PSA), Ridgewood and the Sellers have agreed to execute this Agreement for the benefit of KEI and the Buyers.  All capitalized terms used herein but not otherwise defined are as defined in the PSA.

NOW THEREFORE, in consideration of the covenants, representations, warranties, and mutual agreements herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Indemnification of by Ridgewood. Ridgewood shall indemnify, defend and hold harmless KEI, its Affiliates, the Companies, their respective successors and permitted assignees, and all of their respective stockholders, trustees, members, managers, partners, directors, officers, employees, agents and representatives (collectively, “KEI Indemnified Parties”) against and in respect of all Liabilities, obligations, judgments, injunctions, charges, orders, decrees, rulings, damages, assessments, Taxes, losses, fines, penalties, damages, expenses, fees, costs, and amounts paid in settlement (including reasonable consultants’, attorneys’ and expert witness fees and disbursements in connection with investigating, defending or settling any action or threatened action) (collectively, the “Losses”), arising from any of the following:

(a)           the Accountant Claim (as defined in the PSA), with respect to which claims may be asserted hereunder to and including the final resolution of such claim; and

(b)           Any fines, penalties, compliance costs or remedial costs arising out of inspections of any Seller’s properties conducted prior to Closing under the Occupational Safety and Health Act, or out of any written communications arising from such inspections, with respect to which no Claims may be asserted hereunder after fifteen (15) months following the Closing Date other than with respect to any fines, penalties, compliance costs or remedial costs resulting from agency correspondence threatening such potential costs and made within such 15 month period.

Agreement Regarding Representations and Warranties

2.             Seller Representations and Warranties.    Notwithstanding anything to the contrary in the PSA, Ridgewood and the Sellers agree that the following representations and warranties shall survive the Closing to the extent necessary to allow any of the following Claims to be brought during the time periods set forth below.

(a)           Litigation and Governmental Proceedings.  Any Claim made with respect to any inaccuracy in the representations and warranties contained in Sections 4.7 or 5.8 of the PSA, other than the Accountant Claim, and in each case with respect to which no claims may be asserted hereunder after the later of (i) fifteen (15) months following the Closing Date, or (ii) the third (3rd) anniversary of the Closing Date if a final and binding determination in a Pre-Closing Investigation occurs after the fifteen (15) month period contained in the foregoing item (a), where the term "Pre-Closing Investigation" means any formal or informal governmental investigation or proceeding of which the Sellers had Knowledge prior to the Closing.

(b)           Taxes.  Any Claim made with respect to any inaccuracy in the representations and warranties contained in Sections 4.14 or 5.15 of the PSA, with respect to the period prior to Closing, with respect to which no claims may be asserted hereunder after the seventh (7th) anniversary of the later of the Closing Date or the date of any Tax Return filed with respect to the period prior to Closing.

(c)           Employees and Employee Benefits.  Any Claim made with respect to any inaccuracy in the representations and warranties contained in Sections 4.8 or 5.9 of the PSA, with respect to which no claims may be asserted hereunder after fifteen (15) months following the Closing Date.

(d)           Ownership of Interests, Etc.  Any Claim made with respect to any inaccuracy in the representations and warranties contained in Sections 3.1 through 3.6 of the PSA, to the extent related to events, circumstances or conditions first arising in connection with or subsequent to the acquisition by Ridgewood, directly or indirectly, of any ownership interest in such Seller or Company, as applicable, with respect to which no claims may be asserted hereunder after the seventh (7th) anniversary of the Closing Date.

(e)           Assessments, Rents and Royalties.  Any Claim made with respect to any inaccuracy in any representation or warranty set forth in Sections 4.13 or 5.14 of the PSA, but only to the extent that such inaccuracy is with respect to any valid assessments, rents, royalties or other payment obligations owing by any Seller, Company or any Affiliate and arising under a written agreement or law with respect to the period prior to Closing, with respect to which no claims may be asserted hereunder after fifteen (15) months following the Closing Date.

(f)           FERC Matters.  Any Claim made with respect to any inaccuracy in any representation or warranty set forth in Sections 4.4 or 5.5 of the PSA, but only to the extent that such Claim arises from a material agreement, permit, or study performed in response to regulatory requirements or written correspondence from the Federal Energy Regulatory Commission (“FERC”) that predates Closing, if such material agreement, permit, or study (or unresolved matter with FERC related thereto) was not disclosed in the PSA, and is binding on any Seller or Company, or which addresses a Seller’s or Company’s operations or assets, which failure results in a Material Adverse Effect, with respect to which no claims may be asserted hereunder after twelve (12) months following the Closing Date.

Agreement Regarding Representations and Warranties

3.             Limitations on Liability.

(a)           With respect to any Claim for which indemnification is sought under Section 1 of this Agreement, the following provisions shall apply:

(1)           The KEI Indemnified Parties shall collectively be entitled to pursue Claims and recover Losses as provided in Section 1 of this Agreement, in the aggregate not in excess of the lesser of (i) the actual compensatory damages suffered by such KEI Indemnified Parties, or (ii) $1,200,000; provided that no such liability limits apply to subsection 1(b).

(2)           KEI and the Buyers on behalf of each of such KEI Indemnified Parties hereby waive any right to recover incidental, indirect, special, exemplary, punitive or consequential damages.

(3)           Anything to the contrary contained in this Agreement notwithstanding, KEI and the Buyers agree that the KEI Indemnified Parties shall be entitled to look solely to (i) a letter of credit in the amount of $1,200,000 for recovery with respect to any Claim arising under Section 1 of this Agreement; provided that the parties agree that, upon the final, non-appealable resolution of the Accountant Claim, such letter of credit shall be reduced to $250,000 for the duration of the indemnification set forth in Section 1(b) hereof, and (ii) a letter of credit in the amount of $100,000 for payment by KEI of the deductible payable with respect to the R&W Insurance Policy.

(b)           With respect to any Claim asserted by any third party as to the matters set forth in Section 2 of this Agreement, the following provisions shall apply:

(1)           The KEI Indemnified Parties shall collectively be entitled to pursue Claims and recover Losses as provided in Section 2 of this Agreement, in the aggregate not in excess of the lesser of (i) the actual compensatory damages suffered by such KEI Indemnified Parties, or (ii) $8,000,000.

(2)           KEI and the Buyers on behalf of each of such KEI Indemnified Parties hereby waive any right to recover incidental, indirect, special, exemplary, punitive or consequential damages.

(3)           Anything to the contrary contained in this Agreement notwithstanding, KEI and the Buyers agree that the KEI Indemnified Parties shall be entitled to look solely to the R&W Insurance Policy with respect to claims brought pursuant to Section 2 hereof, and, with respect to the amount of any deductible under such insurance policy, to a letter of credit or bond in form reasonably satisfactory to KEI.

Agreement Regarding Representations and Warranties

(c)           Except as expressly provided in Section 3(a) and (b) above, KEI, the Buyers and the KEI Indemnified Parties may not proceed against Ridgewood, the Sellers or their respective shareholders, directors, officers, managers, members, employees or agents other than on grounds constituting fraud or violation of securities laws.

(d)           Each KEI Indemnified Party shall use Commercially Reasonable Efforts to mitigate all Losses upon becoming aware of any event or circumstance that could reasonably be expected to give rise to any Losses that are indemnifiable or recoverable hereunder or in connection herewith.

4.             Third Party Indemnification Claims.  The following provisions shall apply with respect to any third party claim brought pursuant to Section 1 hereof:

(a)           If any Third Party shall notify any KEI Indemnified Party with respect to any Claim brought pursuant to Section 1 hereof that may give rise to a claim for indemnification against Ridgewood under this Agreement, then such KEI Indemnified Party shall promptly notify Ridgewood thereof in writing; provided that no delay on the part of such KEI Indemnified Party in notifying Ridgewood shall relieve Ridgewood from any obligation hereunder unless (and then solely to the extent) Ridgewood is prejudiced thereby.

(b)           Ridgewood shall have the right to defend such KEI Indemnified Party against the Claim with counsel of its choice reasonably satisfactory to such KEI Indemnified Party so long as (i) within ten (10) days after receiving such notice, Ridgewood shall give written notice to such KEI Indemnified Party stating whether it disputes the claim for indemnification and whether it shall defend against any Claim or liability at its own cost and expense, (ii) the Claim involves only money damages and does not seek an injunction or other equitable relief and settlement of, or an adverse judgment with respect to, the Claim is not, in the good faith judgment of such KEI Indemnified Party, likely to establish a precedent, custom or practice adverse to the continuing business interests of such KEI Indemnified Party, and (iii) Ridgewood conducts the defense of the Claim actively and diligently; provided that if the claim is one that cannot by its nature be defended solely by Ridgewood, the KEI Indemnified Party shall make available all information and assistance reasonably available and necessary for the defense of the Claim as Ridgewood may reasonably request and shall cooperate with Ridgewood in such defense.

(c)           So long as Ridgewood is conducting the defense of the Claim in accordance with this Agreement, (i) such KEI Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Claim, (ii) such KEI Indemnified Party shall not consent to the entry of any judgment or enter into any settlement with respect to the Claim without the prior written consent of Ridgewood (which consent shall not unreasonably be withheld, conditioned or delayed), and (iii) Ridgewood shall not consent to the entry of any judgment or enter into any settlement with respect to the Claim unless written agreement is obtained releasing such KEI Indemnified Party from all liability thereunder.

Agreement Regarding Representations and Warranties

(d)           In the event Ridgewood fails to comply in any material respect with any of the conditions in this Section 4, which failure is not cured within the earlier to occur of (i) fifteen (15) days after receipt by Ridgewood of written notice thereof or (ii) any deadline applicable to the legal processing of the defense of a Claim of which Ridgewood has been given written notice, then (x) such KEI Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Claim in any manner it may deem appropriate (and such KEI Indemnified Party need not consult with, or obtain any consent from, Ridgewood in connection therewith), (y) Ridgewood shall reimburse such KEI Indemnified Party promptly and periodically for the reasonable costs of defending against the Claim (including reasonable attorneys’ fees and expenses), and (z) Ridgewood shall remain responsible for any Losses such KEI Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Claim to the fullest extent provided in this Agreement.

(e)           This Section 4 applies only to Claims brought pursuant to Section 1 hereof.

5.             Cooperation.  Ridgewood and KEI shall cooperate with each other and provide the other Party with all relevant information upon request of the other Party with respect to any Claim.

6.             Survival.  This Agreement shall survive the expiration or termination of the PSA and any representations or warranties thereunder; provided, however, that no claim may be asserted hereunder by any KEI Indemnified Party after the respective periods of time set forth in Sections 1 and 2 hereof.

7.             Miscellaneous.

(a)           Counterparts.  This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(b)           Headings.  The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(c)           Notices.  All notices, requests, demands, claims and other communications hereunder shall be in writing.  Any notice, request, demand, claim or other communication hereunder shall be deemed duly given (i) upon confirmation of facsimile, (ii) one Business Day following the date sent when sent by overnight delivery and (iii) five Business Days following the date mailed when mailed by registered or certified mail return receipt requested and postage prepaid at the address provided by each Party for notice under the PSA.  Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at such address using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

Agreement Regarding Representations and Warranties

(d)           Governing Law.  This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Maine without giving effect to any choice or conflict of law provision or rule (whether of the State of Maine or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Maine.

(e)           Consent to Jurisdiction.  Ridgewood and KEI each consents to the nonexclusive jurisdiction of any local, state or federal court located within the State of Maine for adjudication of any suit, claim, action or other proceeding at law or in equity relating to this Agreement, or to any transaction contemplated hereby.  Ridgewood and KEI each accept, generally and unconditionally, the nonexclusive jurisdiction of the aforesaid courts and waive any objection as to venue, and any defense of forum non conveniens.

(f)           Amendments and Waivers.  No amendment or waiver of any provision of this Agreement shall be valid unless the same shall be in writing and signed by KEI and Ridgewood.  The Buyers hereby agree to be bound by any amendment or waiver of any provisions of this Agreement which KEI has approved in writing.  The Sellers hereby agree to be bound by any amendment or waiver of any provisions of this Agreement which Ridgewood has approved in writing.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(g)           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(h)           Construction.  Ambiguities or uncertainties in the wording of this Agreement shall not be construed for or against any Party, but shall be construed in the manner that most accurately reflects the Parties’ intent as of the Effective Date.  The Parties acknowledge that they have been represented by counsel in connection with the review and execution of this Agreement, and, accordingly, there shall be no presumption that this Agreement or any provision hereof be construed against the Party that drafted this Agreement.

Signature Page Follows

Agreement Regarding Representations and Warranties

IN WITNESS WHEREOF, the Parties have duly executed and delivered this Agreement as of the date first written above.

BUYERS:

KEI (USA) POWER MANAGEMENT INC.

By:	/s/ Jean Roy and /s/ Guy Paquette

Name: Jean Roy/ Guy Paquette
Title: VP Operations/ Special Representative

2240867 DELAWARE, INC.		2240870 DELAWARE, LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

2240871 DELAWARE, LLC		2240872 DELAWARE, LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

KEI (MAINE) POWER MANAGEMENT (I) LLC		KEI (MAINE) POWER MANAGEMENT (II) LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

KEI (MAINE) POWER MANAGEMENT (III) LLC		KEI (MAINE) POWER MANAGEMENT (IV) LLC

By:	/s/ Jean Roy and /s/ Guy Paquette	By:	/s/ Jean Roy and /s/ Guy Paquette
	Name: Jean Roy/ Guy Paquette		Name: Jean Roy/ Guy Paquette
	Title: VP Operations/ Special Representative		Title: VP Operations/ Special Representative

Agreement Regarding Representations and Warranties

SELLERS:

RIDGEWOOD MAINE HYDRO PARTNERS, L.P.		RIDGEWOOD RENEWABLE POWER, LLC

By:	Ridgewood Maine Hydro Corporation, its General Partner	By:	/s/ Randall D. Holmes
Randall D. Holmes
President & Chief Executive Officer
By:	/s/ Randall D. Holmes
Randall D. Holmes
President & Chief Executive Officer

RIDGEWOOD HYDRO HOLDING INC.		BOX CANYON HYDRO, INC.

By:	/s/ Randall D. Holmes	By:	/s/ Randall D. Holmes
	Randall D. Holmes		Randall D. Holmes
	President & Chief Executive Officer		President & Chief Executive Officer

BCLP, INC.		EMPORIA HYDRO, INC.

By:	/s/ Randall D. Holmes	By:	/s/ Randall D. Holmes
	Randall D. Holmes		Randall D. Holmes
	President & Chief Executive Officer		President & Chief Executive Officer

A. JOHNSON COGENERATION INC.		BATTEN KILL HYDRO, INC.

By:	/s/ Randall D. Holmes	By:	/s/ Randall D. Holmes
	Randall D. Holmes		Randall D. Holmes
	President & Chief Executive Officer		President & Chief Executive Officer

UF, INC.		BKG, INC.

By:	/s/ Randall D. Holmes	By:	/s/ Randall D. Holmes
	Randall D. Holmes		Randall D. Holmes
	President & Chief Executive Officer		President & Chief Executive Officer

Agreement Regarding Representations and Warranties

UNION FALLS HYDRO, INC.

By:	/s/ Randall D. Holmes
Randall D. Holmes
President & Chief Executive Officer

Agreement Regarding Representations and Warranties

Schedule 1

SELLERS:

Ridgewood Hydro Holding Inc.
Box Canyon Hydro, Inc.
BCLP, Inc.
Emporia Hydro, Inc.
A. Johnson Cogeneration, Inc.
Batten Kill Hydro, Inc.
BKG, Inc.
Union Falls Hydro, Inc.
UF, Inc.
Ridgewood Maine Hydro Partners, L.P.

BUYERS:

KEI (USA) POWER MANAGEMENT, INC.
KEI (MAINE) POWER MANAGEMENT (I) LLC
KEI (MAINE) POWER MANAGEMENT (III) LLC
KEI (MAINE) POWER MANAGEMENT (IV) LLC

2240867 Delaware, Inc.
2240870 Delaware, LLC
2240871 Delaware, LLC
2240872 Delaware, LLC